REPORT OF SHAREHOLDER MEETING  Unaudited
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On September 26, 2005, a shareholder meeting of the Oppenheimer Limited Term
California Municipal Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting on September 26, 2005 was adjourned until October 4, 2005 for Proposal No. 2, at which meeting all sub-proposals of Proposal 2 were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                       FOR             WITHHELD                   TOTAL
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
TRUSTEES
Matthew P. Fink                     7,994,186.901           22,922.789           8,017,109.690
Robert G. Galli                     7,994,186.901           22,922.789           8,017,109.690
Phillip A. Griffiths                7,994,186.901           22,922.789           8,017,109.690
Mary F. Miller                      7,994,186.901           22,922.789           8,017,109.690
Joel W. Motley                      7,994,186.901           22,922.789           8,017,109.690
John V. Murphy                      7,994,186.901           22,922.789           8,017,109.690
Kenneth A. Randall                  7,994,186.901           22,922.789           8,017,109.690
Russell S. Reynolds, Jr.            7,994,186.901           22,922.789           8,017,109.690
Joseph M. Wikler                    7,994,186.901           22,922.789           8,017,109.690
Peter I. Wold                       7,994,186.901           22,922.789           8,017,109.690
Clayton K. Yeutter                  7,994,186.901           22,922.789           8,017,109.690

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PROPOSAL NO. 2: TO CHANGE THE POLICY ON
                                                                     BROKER
FOR                            AGAINST          ABSTAIN            NON-VOTE              TOTAL
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
2B: Concentration of Investments
   5,702,446.558            53,887.562      158,351.094       2,055,281.000      7,969,966.214
2D: Lending
   5,479,212.504           120,662.591      314,810.119       2,055,281.000      7,969,966.214
2E: Real Estate and Commodities
   5,526,106.333           115,401.857      273,177.024       2,055,281.000      7,969,966.214
2F: Senior Securities
   5,507,808.568           119,552.030      287,324.616       2,055,281.000      7,969,966.214